Exhibit 10.26

PURCHASE AND SALE AGREEMENT
(MEMBERSHIP INTEREST)

SELLER:

10720-10750-10770 COLUMBIA PIKE INVESTORS LLC

PURCHASER:

CAPLEASE, LP

PROPERTY:

CHOICE CENTRE
10720, 10750 AND 10770 COLUMBIA PIKE
SILVER SPRING, MARYLAND

October 22, 2004

Term Sheet

Purchaser:	Caplease, LP

Notice Address:	110 Maiden Lane 36th Floor New York, New York

Attention: Michael Heneghan Phone: (212) 217-6300 Fax: (212) 217-6301

Seller:	10720-10750-10770 Columbia Pike Investors LLC

Notice Address:	c/o UBS Realty Investors LLC 242 Trumbull Street Hartford, Connecticut 06103
Attention: Paul Canning Phone: (860) 616-9032 Fax: (860) 616-9010

Property:	Choice Centre 10720, 10750 and 10770 Columbia Pike Silver Spring, Maryland

Purchase Price:	$43,500,000

Deposit:	$1,000,000

Approval Date:	November 15, 2004

Closing Date:	November 22, 2004

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) dated as of the 22 day of October, 2004 (the “Effective Date”), is made by and between 10720-10750-10770 COLUMBIA PIKE INVESTORS LLC, a Delaware limited liability company (“Seller”), c/o UBS Realty Investors, 242 Trumbull Street, Hartford, Connecticut 06103 and CAPLEASE, LP, a Delaware limited partnership (“Purchaser”), with an office at 110 Maiden Lane, 36th Floor, New York, New York.

R E C I T A L S :

Seller is the sole member of Columbia Pike I, LLC, a Maryland limited liability company (the “LLC”), which owns as its sole asset certain improved real property commonly known as Choice Centre, 10720, 10750 and 10770 Columbia Pike, Silver Spring, Maryland, along with certain related personal and intangible property. Purchaser desires to purchase Seller’s membership interest in the LLC (the “Membership Interest”) and Seller is willing to sell the Membership Interest.

A G R E E M E N T S :

NOW, THEREFORE, in consideration of the foregoing, of the covenants, promises and undertakings set forth herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

1.    The Property.

1.1.    Description. Subject to the terms and conditions set forth in this Agreement, and for the consideration herein set forth, Seller agrees to sell and transfer, and Purchaser agrees to purchase and acquire, the Membership Interest and thereby acquire all of Seller’s right, title, and interest in and to the following (collectively, the “Property”):

1.1.1.  Certain real property (the “Land”) located in Silver Spring, Montgomery County, Maryland, and more specifically described in Exhibit 1.1.1 attached hereto;

1.1.2.  All improvements located on the Land, including, but not limited to, three office buildings located at 10720, 10750 and 10770 Columbia Pike, Silver Spring, Maryland and commonly known as “Choice Centre,” (the “Buildings”), and all other structures, systems, fixtures, and utilities associated with, and utilized by the LLC in the ownership and operation of the Buildings (all such improvements, together with the Buildings, being referred to herein collectively as the “Improvements”);

1.1.3.  All furniture, artwork, personal property, machinery, appliances, tools, building materials, hardware, carpeting, apparatus, and equipment currently used in the operation, repair and maintenance of the Land and Improvements and situated thereon (collectively, the “Personal Property”), generally described on Exhibit 1.1.3 attached hereto, but expressly excluding all furniture, artwork, personal property, equipment, fixtures, appliances, machinery, tools, building materials, apparatus and all other personal property owned by tenants of the Buildings, public or private utilities or contractors working at the Property, except, in each of the foregoing cases, to the extent of any reversionary or other interest of the LLC therein. The Personal Property to be conveyed is subject to depletions, replacements and additions in the ordinary course of business and contractual and legal transfer and use restrictions;

1.1.4.  All rights, easements, hereditaments, interests, and appurtenances belonging to or inuring to the benefit of the LLC and pertaining to the Land, if any, including any development rights and water or mineral rights owned by or leased to the LLC, if any;

1.1.5.  Any street or road abutting the Land to the center lines thereof;

1.1.6.  The leases and occupancy agreements, including those in effect on the date of this Agreement which are identified on the Schedule of Leases attached hereto as Exhibit 1.1.6, and any new leases entered into pursuant to Section 4.4, which as of the Closing Date (as hereinafter defined) affect all or any portion of the Land or Improvements (collectively, the “Leases”), and any security and other deposits actually held by the LLC as of the Closing (as hereinafter defined) with respect to any such Leases;

1.1.7.  Subject to Section 3.3, all assignable contracts and agreements and equipment leases (collectively, the “Contracts”) relating to the operation, repair or maintenance of the Land, Improvements or Personal Property the terms of which extend beyond midnight of the day preceding the Date of Closing (as hereinafter defined);

1.1.8.  To the extent assignable without the consent of third parties, all trademarks, trade names including the name “Choice Centre”, it being understood that the LLC has not registered any property rights in such name, domain names, permits, approvals, entitlements and other intangible property owned by the LLC, if any, and used solely in connection with the Property, including, without limitation, all of the LLC’s right, title and interest in any and all transferable, unexpired warranties and guaranties (collectively, the “Intangible Personal Property”); and

1.1.9.  All transferable consents, authorizations, variances or waivers, licenses, permits and approvals from any governmental or quasigovernmental agency, department, board, commission, bureau or other entity or instrumentality held by the LLC in respect of the Land or Improvements (collectively, the “Approvals”).

1.2.    Purchase Price. The total purchase price to be paid for the Property (“Purchase Price”) is Forty Three Million Five Hundred Thousand Dollars ($43,500,000) U.S.

1.3.    Payment. Payment of the Purchase Price is to be made in cash as follows:

1.3.1.  (a) Purchaser will make an earnest money deposit of One Million Dollars ($1,000,000) (the “Deposit”) within two (2) business days of the Effective Date.

(b) The Deposit will be placed and held in escrow by Chicago Title Insurance Company, at 2001 Bryan Street, Suite 1700, Dallas, Texas 75201, attention: Ellen Schwab (214) 965-1670 (“Title Company” or “Escrow Agent”) in an interest bearing account using Purchaser’s tax identification number at a mutually acceptable banking institution. Any interest earned and accrued on the Deposit shall be considered as part of the Deposit. Except as otherwise provided in this Agreement, the Deposit shall be applied to the Purchase Price at Closing. The Deposit shall be paid in cash or by cashier’s check, or wire transfer of immediately available federal funds. The failure by Purchaser to deposit with Escrow Agent the earnest money Deposit as installments of same are required to be paid hereunder shall result in the immediate, automatic cancellation and termination of this Agreement. By its execution hereof, Title Company acknowledges the receipt of the Deposit.

1.3.2.  On or prior to the Date of Closing (at a time and in a manner so the Title Company will have immediately available funds at the time of its disbursement in connection with Closing), the Purchaser shall deposit the Purchase Price, inclusive of the Deposit and subject to adjustments and pro rations as expressly provided herein, with the Title Company for payment to Seller to a bank account designated by Seller via wire transfer or other form of immediately available funds.

1.4.    [intentionally omitted]

1.5.    Closing. Payment of the Purchase Price and closing hereunder (the “Closing”) will take place pursuant to a deed and money escrow closing on or before the November 22, 2004, at the offices of the Title Company at 10:00 a.m. local time or at such other time and place as may be agreed upon in writing by Seller and Purchaser (the aforesaid date, or such other date as may be agreed upon the parties, being referred to in this Agreement as the “Closing Date” or the “Date of Closing”). The Closing Date is of extreme importance to Seller as the Purchase Price is needed by Seller on the Closing Date in order to satisfy certain obligations of Seller, and that Purchaser’s covenant to close the transaction contemplated by this Agreement on the Closing Date constitutes a material inducement to the entry by Seller into this Agreement.

1.6.    Agreement to Convey. Subject to the terms and conditions hereof, Seller shall convey, and Purchaser shall accept, title to the Membership Interest in the LLC by the Assignment of Membership Interest (hereinafter defined).

2.    “As Is” Purchase.

2.1.    No Reliance by Purchaser.

(a)  Purchaser shall not rely on any warranties, promises, understandings or representations, express or implied, of Seller or any agent of Seller relating to the present or future physical condition, development potential, operation, income generated by, or any other matter or thing affected by or related to the Membership Interest or the Property which are not contained in this Agreement, and no such representation or warranty shall be implied. The Membership Interest is being sold, and Purchaser is thereby acquiring ownership of the Property, in its present condition and state of repair. Purchaser shall accept the Property in an “AS IS” “WHERE IS” condition and “WITH ALL FAULTS” as of the date of this Agreement and as of the Closing.

(b) Neither the Seller nor the LLC (i) developed or constructed the Property; and (ii) the LLC has delegated the day-to-day management of the Property to a property management company (the “Manager”). Except as expressly set forth herein, Purchaser hereby releases Seller from all responsibility and liability regarding the Property and, subject to Section 5.2, regarding the Membership Interest.

(c) Purchaser expressly understands and acknowledges that unknown liabilities may exist with respect to the Property, that, except as expressly set forth herein, Purchaser explicitly took that possibility into account in determining and agreeing to the Purchase Price, and that a portion of such consideration, having been bargained for between the parties with the knowledge of the possibility of such unknown liabilities, shall be given in exchange for a full accord and satisfaction and discharge of Seller of all such liabilities.

(d) Seller and the LLC do not make and have not made and specifically disclaim any representation or warranty regarding the compliance or noncompliance of the Property with the Americans With Disabilities Act, or any other statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability or standards of conduct concerning access and accommodation for disabled persons.

2.1.1.  Seller and the LLC have requested Purchaser to fully inspect the Property and investigate all matters relevant thereto to Purchaser’s complete satisfaction and Purchaser shall so inspect and investigate the Property and matters relevant to the Property to its satisfaction. Except as expressly provided herein, Purchaser shall rely solely upon the results of Purchaser’s own inspections or other information obtained or otherwise available to Purchaser, rather than any information that may have been provided by Seller or the LLC.

2.1.2.  Except as expressly provided herein, Purchaser expressly disclaims any reliance on information provided to it by Seller or the LLC in connection with its inspection and agrees that it shall rely solely on its own independently developed or verified information.

2.1.3.  Purchaser waives and releases Seller and the LLC from any present or future claims, including claims for punitive and/or consequential damages, arising from or relating to the presence or alleged presence of asbestos or harmful or toxic substances in, on, under or about the Property including, without limitation, any claims under or on account of (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as the same may have been or may be amended from time to time, and similar state statutes, and any regulations promulgated thereunder, (ii) any other federal, state or local law, ordinance, rule or regulation, now or hereafter in effect, that deals with or otherwise in any manner relates to, environmental matters of any kind, or (iii) this Agreement or the common law.

2.2.    Disclaimer.Except as may be expressly set forth in this Agreement, and the closing documents identified herein, no representations or warranties have been made or are made and no responsibility has been or is assumed by Seller or by any partner, officer, person, member, firm, agent, manager, or representative acting or purporting to act on behalf of Seller or the LLC as to the condition or repair of the Property or the value, expense of operation, or income potential thereof or as to any other fact or condition which has or might affect the Property or the condition, repair, value, expense of operation or income potential of the Property or any portion thereof. All understandings and agreements heretofore made between the parties or their respective agents or representatives are merged in this Agreement and the Exhibits hereto annexed, which alone fully and completely express their agreement, and this Agreement has been entered into after full investigation, or with the Purchaser satisfied with the opportunity afforded for investigation, neither party relying upon any statement or representation by the other unless such statement or representation is specifically embodied in this Agreement or the Exhibits annexed hereto. Seller makes no representations or warranties as to whether the Property contains asbestos or harmful or toxic substances or pertaining to the extent, location or nature of same. To the extent that Seller has provided or hereafter may provide to Purchaser any inspection, engineering or environmental reports, Seller makes no representations or warranties with respect to the accuracy or completeness, methodology of preparation or otherwise concerning such reports.

2.2.1.  Purchaser acknowledges that any information which Purchaser has received or may receive from Seller or the LLC or any of its agents, employees or contractors is furnished on the express condition, except as otherwise expressly provided herein, that Purchaser shall make an independent verification of the accuracy of such information, all such information being furnished without any representation or warranty whatsoever.

2.2.2.  Survival. The terms and provisions of this Section 2.2 and of Section 2.1 shall survive Closing or any termination of this Agreement.

2.3.  Due Diligence. Purchaser shall have until the Approval Date (as defined in Section 3.5 below) to conduct due diligence investigation with respect to the Property and the LLC. Seller shall make available to Purchaser and its employees, representatives, counsel and consultants access to the Property and the records of the LLC during normal business hours and to documents, materials, reports, books, records and files relating to the Property (except as set out below) in Seller’s possession. Seller agrees to respond to requests for information within three (3) business days..

Seller shall have no obligation to make available to Purchaser any of the following: (i) Seller’s credit reports, credit authorizations, credit or financial analyses or projections, Investment Committee information, including Seller’s pre-acquisition due diligence materials, acquisition files on the Property and the book value of the Property or the Membership Interest; (ii) material which is subject to attorney client privilege or which is attorney work product; (iii) market valuations and appraisals; (iv) financials of Seller or any affiliate of Seller; or (v) material which Seller is legally required not to disclose.

Seller shall also allow Purchaser to make copies at the LLC’s office or the property management office of such items as Purchaser reasonably requests, at Purchaser’s sole cost and expense. Prior to the Approval Date, and subject to Section 3.1, below, Purchaser shall make an onsite inspection of the Property and otherwise investigate the Property to Purchaser’s complete satisfaction. “Due Diligence Period” means the period commencing on the date of this Agreement and ending on the Approval Date. Purchaser shall observe all appropriate safety precautions in conducting any inspection(s) of the Property. At the sole discretion of Seller, Purchaser may be required to observe safety precautions which exceed those required by law. Except with respect to conducting zoning due diligence with the local municipality, Purchaser shall not contact any governmental authority having jurisdiction over the Property without Seller’s prior written consent.

3.    Inspections and Approvals.

3.1.    Inspections.

3.1.1.  Seller shall allow Purchaser or Purchaser’s agents or representatives reasonable access to the Property (during normal business hours) for purposes of non-intrusive physical or environmental inspection of the Property and review of the Leases, expenses and other matters. PURCHASER SHALL NOT CONDUCT OR ALLOW ANY PHYSICALLY INTRUSIVE TESTING, CORINGS, BORINGS, THE TAKING OF SAMPLES, AND SIMILAR INTRUSIVE ACTIVITIES OF, ON OR UNDER THE PROPERTY WITHOUT FIRST OBTAINING SELLER’S WRITTEN CONSENT AS TO THE TIMING AND SCOPE OF WORK TO BE PERFORMED AND, UPON REQUEST OF SELLER, ENTERING INTO AN ACCESS AND INSPECTION AGREEMENT IN A FORM ACCEPTABLE TO SELLER. PURCHASER’S BREACH OF THE FOREGOING PROHIBITION SHALL ENTITLE SELLER, AT ITS OPTION, IMMEDIATELY AND WITHOUT ANY CURE PERIOD, TO DECLARE THIS AGREEMENT TO BE TERMINATED AND TO RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES PURSUANT TO SECTION 10.1 HEREOF.

3.1.2.  When making any non-intrusive physical or environmental inspection(s) of the Property, Purchaser and its agents shall not interfere with the business activity of tenants or any persons occupying or providing services at the Property, shall not reveal to any third party other than the “Purchaser Parties” (as defined in Section 3.6) and persons approved by Seller the results of its inspections other than a lender in connection with its decision to finance Purchaser’s acquisition of the Membership Interest or to finance the Property and provided that such lender has been advised of this confidentiality restriction and has agreed to abide by it (except as may be required by law), and shall restore promptly any physical damage caused by such inspection(s). Purchaser shall not damage the Property and shall immediately restore the Property and remove anything placed on the Property in connection with its inspection(s). If any such inspections occur after any permitted assignment under Section 11.4, Purchaser and Purchaser’s agents shall carry the insurance coverages set out on Exhibit 3.1.2 attached hereto, and, upon request of Seller, shall provide Seller with written evidence of same.

Purchaser shall give Seller two business days prior notice of its intention to conduct any inspection(s), and Seller reserves the right to have a representative present. Purchaser shall provide Seller with a copy of any inspection report as a condition to discussing its contents or findings with Seller. Purchaser agrees (which agreement shall survive Closing or termination of this Agreement) to indemnify, defend, and hold Seller (and in the event of termination without Closing, the LLC) free and harmless from any loss, injury, damage, claim, lien, cost or expense, including attorney’s fees and costs, arising out of a breach of the foregoing by Purchaser in connection with the inspection of the Property, or otherwise from the exercise by Purchaser or its agents or representatives of the right of access under this Section 3.1.2. (collectively, the “Purchaser’s Indemnity Obligations”). Any inspections shall be at Purchaser’s expense. Purchaser’s Indemnity Obligations shall survive Closing or any termination of this Agreement.

3.1.3.     Except as expressly provided herein, Seller makes no representations or warranties as to the truth, accuracy or completeness of any materials, data or other information supplied to Purchaser in connection with Purchaser’s inspection of the Property (e.g., that such materials are complete, accurate or the final version thereof, or that all such materials are in Seller’s possession). It is the parties’ express understanding and agreement that such materials are provided only for Purchaser’s convenience in making its own examination and determination prior to the Approval Date (as hereinafter defined) as to whether it wishes to purchase the Property, and, in doing so, Purchaser shall rely exclusively on its own independent investigation and evaluation of every aspect of the Property and not on any materials supplied by Seller or Seller’s agent(s). Purchaser expressly disclaims any intent to rely on any such materials provided to it by Seller or Seller’s agent(s) in connection with its inspection and agrees that it shall rely solely on its own independently developed or verified information.

3.2.    Title and Survey. Prior to or concurrently with execution of this Agreement, Seller has delivered to Purchaser a commitment from the Title Company for an owner’s standard coverage policy of title insurance insuring fee title to the Land, a copy of which is attached hereto as Exhibit 3.2 (“Title Commitment”), together with copies of all items shown as exceptions to title therein. Prior to execution of this Agreement, Seller has ordered an updated survey of the Land prepared in accordance with the most recent “Minimum Standard Detail Requirements for Land Title Surveys” jointly established and adopted by ALTA and ACSM (“Survey”). Seller shall promptly deliver the Survey to Purchaser upon receipt thereof. In the event the Survey has not been delivered to Purchaser at least ten (10) business days prior to the Approval Date, Seller shall deliver to Purchaser a copy of Seller’s most current existing survey. Purchaser shall have until five (5) business days prior to the Approval Date to provide written notice to Seller of any matters shown by the Title Commitment or Survey, or such prior existing survey, which are not satisfactory to Purchaser, which notice (“Title Notice”) shall specify the reason such matter(s) are not satisfactory and the curative steps necessary to remove the basis for Purchaser’s disapproval, provided, however, that (i) the standard printed exceptions on an ALTA Owner’s Policy of Title Insurance and non-delinquent liens for general and special real estate taxes and installment payments of special assessments, the current zoning of the Property, including all permits, waivers and stipulations, and the interest of any tenant occupying space at the Property, as a tenant only, shall be “Permitted Encumbrances”, and (ii) Seller shall be obligated to remove any exceptions caused by Seller’s voluntary acts after the end of the Due Diligence Period and not approved by Purchaser. The term “Permitted Encumbrances” shall not include any mechanic’s lien or any monetary lien, except for taxes and special assessments not yet due and payable, or any deeds of trust, mortgages, or other loan documents secured by the Property.

After a Title Notice is provided to Seller, the parties shall then have until the Approval Date (hereinafter defined) or such later date as may be mutually acceptable, to make such arrangements or take such steps as they may mutually agree upon to satisfy Purchaser’s objection(s). In the event the Survey has not been delivered to Purchaser at least ten (10) business days prior to the Approval Date, Purchaser shall have a right to issue a second Title Notice, limited solely to matters not disclosed on the prior existing survey or the Title Commitment, on or before the fifth (5th) business day following Purchaser’s receipt of the Survey. Seller shall have no obligation to expend or agree to expend any funds, to undertake or agree to undertake any obligations or otherwise to cure or agree to cure any title or survey objections, other than to remove deeds of trust, mortgages, or other loan documents secured by the Property, where the indebtedness evidenced or secured by such instruments will not be assumed by Purchaser at Closing and to remove or bond over mechanic’s liens, judgment liens against Seller and voluntary monetary encumbrances. Seller shall have no obligation to cure unless Seller expressly undertakes such an obligation by a written notice to or written agreement with Purchaser given or entered into on or prior to the Approval Date and which recites that it is in response to a Title Notice. Purchaser’s sole right with respect to any Title Commitment or Survey matter to which it objects in a Title Notice given in a timely manner shall be to elect on or before the Approval Date to terminate this Agreement pursuant to Section 3.5 hereof and to receive a refund of the Deposit as provided therein, or, in the event Purchaser has issued a Title Notice with respect to matters not disclosed on the prior existing survey or the Title Commitment but shown on the Survey, on or before the fifth (5th) business day following issuance of such Title Notice if Seller and Purchaser fail to reach agreement on the resolution of Purchaser’s objections properly set forth in such later Title Notice. All matters shown in the Title Commitment and/or Survey with respect to which Purchaser fails to give a Title Notice on or before the last date for so doing, or with respect to which a timely Title Notice is given but Seller has not undertaken an express obligation to cure as provided above, shall be deemed to be approved by Purchaser as “Permitted Encumbrances”, subject, however, to Purchaser’s termination right provided in Section 3.5 hereof.

Subject to Section 4.5 of this Agreement, neither Seller nor the LLC shall, after the date of this Agreement, by voluntary act, intentionally create any new encumbrances to title to all or any portion of the Property without the prior written consent of Purchaser.

3.2.1.  If Purchaser elects to secure an extended coverage owner’s and/or lender’s policy(ies) of title insurance, Purchaser shall satisfy, at its cost, Title Company’s requirements therefor and shall be responsible for the additional premium as well as the base premium as provided in Section 6.1.4. Purchaser shall also be solely responsible for the cost of any Endorsements to any policy that Purchaser or its lender may require.

3.2.2.  Seller shall pay for any endorsement(s) to any Title Policy if such endorsement(s) are issued in connection with an election by Seller to insure over a title matter as to which Title Notice has been given by Purchaser pursuant to Section 3.2. Seller shall not pay or be responsible to secure any endorsements that may be requested by Purchaser, such as patent, contiguity, separate tax parcels, access, or zoning endorsements, all of which shall be Purchaser’s sole cost and expense if Purchaser elects to secure such endorsements, provided, however, that Seller shall not be obligated to provide to Title Company any owner’s affidavit, indemnity, certifications, covenants, obligations or liabilities beyond those that Seller is providing to Purchaser under this Agreement or which go beyond that required for the issuance by Title Company of a standard owner’s policy of title insurance. Notwithstanding the foregoing, provided the form and substance thereof is reasonably acceptable to Seller and its counsel, Seller shall execute and deliver to the Title Company such assurances as the Title Company shall reasonably require to issue a nonimputation endorsement to any owner’s policy of title insurance which Purchaser elects to purchase at Closing.

3.3.    Contracts. On or before the Approval Date, Purchaser shall notify Seller in writing (such a notice, a “Contract Notice”) if Purchaser elects not to assume at Closing some or all of the contracts which are identified on Exhibit 3.3 (the “Contracts”) attached hereto. If Purchaser does not exercise its right to terminate this Agreement on or before the Approval Date, Seller shall cause the LLC or the Manager to give notice of termination of such disapproved Contract(s) as of the Closing Date; provided that, if under the disapproved Contract(s) the LLC has no right to terminate same on or prior to Closing, or if a termination fee or charge is due thereunder as a result of such termination, Purchaser shall (i) purchase the Membership Interest; (ii) assume at Closing all obligations thereunder from the Date of Closing until the expiration dates of such Contracts or (ii) reimburse Seller for the payment of the termination related fee or charge, as applicable.

Unless Purchaser gives a Contract Notice to Seller prior to expiration of the Due Diligence Period that it disapproves any of the Contracts, Purchaser will be deemed to have approved same, and such Contracts will be assigned by the LLC and assumed by Purchaser at Closing.

3.4.    Tenant Estoppels. Seller shall use commercially reasonable efforts to obtain and deliver to Purchaser estoppel certificates in the respective forms attached hereto as Exhibit 3.4, and signed by Choice Hotels International and American Institutes for Research. Notwithstanding the foregoing, provided it does so within five (5) business days of the date Purchaser has received complete copies of each such lease, Purchaser may propose modifications or additions to such forms of estoppel certificates for Seller’s approval, modifications shall be incorporated into the exhibited forms unless Seller demonstrates to Purchaser’s reasonable satisfaction why such proposed modifications would be inappropriate. If by November 18, 2004, Seller has been unable to obtain and deliver to Purchaser estoppel certificates in such form, which estoppel certificates do not show any materially adverse information not disclosed to or known by Purchaser as of the Approval Date (the “Required Estoppels”), Seller shall have the right by written notice to Purchaser to extend the Date of Closing to December 8, 2004. If by December 3, 2004, Seller is still unable to deliver the Required Estoppels, Purchaser shall have the right to either (i) waive the requirements contained herein and proceed to close this transaction upon the terms and conditions of this Agreement, or (ii) terminate this Agreement. The delivery of Required Estoppels either in the approved form, or if they differ, which do not show any materially adverse information not disclosed to or known by Purchaser as of the Approval Date, shall satisfy any condition relating to delivery of estoppel certificates. Notwithstanding the foregoing, Seller shall use commercially reasonable efforts to obtain, within the same time frame as aforesaid, an estoppel from Sunburst Hospitality Corporation, but such estoppel shall not be a condition to Closing.

3.5.    Purchaser’s Right to Terminate. If, as a result of its inspection and investigations, Purchaser determines that the Property or the LLC is not suitable for its purposes, Purchaser shall have the right to terminate its obligation to purchase the Membership Interest by giving Seller written notice (the “Termination Notice”) on or before November 15, 2004 (the “Approval Date”). If the Termination Notice is timely given, Seller shall direct the Title Company promptly to return the Deposit to Purchaser, and neither party shall have any further liability hereunder except for Purchaser’s obligations set forth in Sections 3.1.2 and 3.6 hereof and in this Section. Time is agreed to be strictly of the essence with respect to the giving of the Termination Notice. No Termination by Purchaser shall relieve Purchaser of liability for any prior breach of, or default under, this Agreement or shall entitle Purchaser to a return of the Deposit if it would otherwise be payable to Seller.

3.6.    Confidentiality. Unless Seller specifically and expressly otherwise agrees in writing, all information regarding the Membership Interest, the LLC or the Property made available to Purchaser by Seller or Seller’s agents or representatives (the “Proprietary Information”) is confidential (except to the extent such information is already in the public domain) and shall not be disclosed, except as may be required by law, to any other person except those assisting Purchaser with the transaction, or Purchaser’s lender, if any (collectively, the “Purchaser Parties”) and then only upon Purchaser making such person aware of the confidentiality restriction and procuring such person’s agreement to be bound thereby. If the purchase and sale contemplated hereby fails to close for any reason whatsoever, Purchaser shall return to Seller, or cause to be returned to Seller, all Proprietary Information. Purchaser shall not use or allow to be used any Proprietary Information for any purpose other than to determine whether to proceed with the contemplated purchase, except that if Closing occurs, Purchaser may use the Proprietary Information for any reason post Closing. Notwithstanding that the identity of the current ultimate beneficial owner of the Membership Interest may not previously have been treated as being confidential or Proprietary Information, Purchaser agrees not to disclose such identity to any person or in any fashion unless required by law or a final order of a court of competent jurisdiction. The foregoing shall not be deemed to prevent Purchaser from complying with laws, rules, regulations and court orders, including, without limitation, rules of the Securities and Exchange Commission and governmental regulatory, disclosure, tax and reporting requirements, which may require disclosure of Proprietary Information otherwise required to be kept confidential pursuant to this Section 3.6, but only to the extent such disclosure is required by any of the foregoing. Notwithstanding any other term of this Agreement, the provisions of this Section 3.6 shall survive Closing and any termination of this Agreement.

Notwithstanding the foregoing, it shall not be a breach of this Agreement to disclose such Proprietary Information to a person who already knows such information.

4.    Prior to Closing.

Until Closing, Seller shall cause the LLC or its agent to:

4.1.    Insurance. Keep the Property insured against fire and other hazards covered by extended coverage endorsement and comprehensive public liability insurance against claims for bodily injury, death and property damage occurring in, on or about the Property.

4.2.    Operation. Subject to the Leases, operate and maintain the Property in a businesslike manner and substantially in accordance with Seller’s and the LLC’s past practices with respect to the Property, and make any and all repairs and replacements reasonably required to deliver the Property to Purchaser at Closing (by sale of the Membership Interest) in its present condition, normal wear and tear excepted (excluding extra ordinary capital expenditures or expenditures not incurred in the LLC’s normal course of business) provided that in the event of any loss or damage to the Property as described in Section 7, the LLC shall repair the Property only if the LLC is obligated to do so under the Leases or any debt instrument currently encumbering the Property and if the LLC so elects and then only to the extent of available insurance proceeds. Purchaser shall not contact, deal with, or negotiate with tenants, subtenants or prospective tenants or subtenants, of the Property without prior written consent of Seller and shall notify Seller promptly if any tenant, or prospective tenant, contacts Purchaser. In the event of any loss or damage to the Property as described in Section 7, Section 7 shall control.

4.3.    New Contracts. Enter into only those third party contracts which are necessary to carry out its obligations under Section 4.2 and which shall be cancelable without fee or penalty on no more than thirty (30) days written notice. After the Approval Date, the LLC will not enter into any such contract except with the prior written consent of Purchaser, which consent may be given or withheld in the sole discretion of Purchaser. If Purchaser withholds any such consent, Seller shall be excused from its obligation under Section 4.2 to the extent its ability to perform such obligation is affected by such withholding of consent.

4.4.    New Leases. Continue its present rental program and efforts at the Property to rent vacant space and renew expiring leases, provided that (i) prior to the Approval Date, Seller shall give notice to Purchaser of any new Leases and any renewals, amendments, terminations or surrenders of leases, and (ii) after the Approval Date, the LLC shall not execute any new or renewal leases or amend, terminate or accept the surrender of any existing tenancies or approve any subleases or lease assignments without the prior written consent of Purchaser, which consent may be withheld, conditioned or delayed in the sole discretion of the Purchaser, except that the LLC is authorized to accept the termination of Leases at the end of their existing terms. In the event that any Leases are identified on Exhibit 4.4 hereto, or that the LLC executes any new lease after the date of this Agreement, and in either event such lease requires the construction of tenant fixtures or improvements and/or the payment of leasing or brokerage commission(s) at the expense of the landlord, Purchaser, by electing to proceed with the purchase notwithstanding its termination right pursuant to Section 3.5, or by approving such Leases, if executed after the Approval Date, agrees to assume the obligation to pay and/or at Closing to reimburse Seller for the paid portion of the cost of such improvements and leasing or brokerage commission(s) and with the prior written approval of Purchaser any other costs associated with such Leases, unless Seller and Purchaser expressly agree in writing that Seller shall be responsible for any such costs.  In its leasing activities, except in circumstances where it would be commercially unreasonable to do so, the LLC shall utilize the standard form of lease presently in use at the Property, a copy of which is available for the review and inspection of Purchaser. The parties acknowledge that any form lease is subject to negotiation.

4.5.    New Liens. Not, on or after the Approval Date, create any new encumbrance or lien affecting the Property other than liens and encumbrances (i) that can be discharged prior to Closing, and (ii) that in fact are discharged prior to or at the Closing.

4.6.    Lease Terminations; Defaults. Nothing herein shall in any way affect or restrict the right of the LLC to seek to enforce its rights under any Lease, but the taking of any actions or the exercise of any remedies which could result in the termination of the Lease shall require the written consent of Purchaser which, prior to the Approval Date shall not be unreasonably withheld, delayed or conditioned but on or after the Approval Date may be withheld in Purchaser’s sole discretion; provided, however, that such action is consistent with what a reasonable and prudent property owner would do under the circumstances then existing.

4.7    Façade Work. Seller, at its sole cost and expense, shall cause to be completed and shall pay for the façade repair work presently in process under and to the extent of its existing contract with Valcourt Building Services. Seller shall use commercially reasonable efforts to cause such repair work to be completed prior to Closing.

5.    Representations and Warranties.

5.1.    By Seller.

(a) Seller represents and warrants to Purchaser that, except as otherwise disclosed to Purchaser:

5.1.1.  Seller is a Delaware limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, has duly authorized the execution and performance of this Agreement, and such execution and performance will not violate any material term of its articles of organization. The LLC is a Delaware limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, is authorized to do business in the State of Maryland, and the execution and performance of this Agreement will not violate any material term of its articles of organization.

5.1.2.  Neither the Seller nor the LLC has and as of the Closing Date Seller and/or the LLC shall not have, (a) made a general assignment for the benefit of creditors, (b) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by either the Seller’s or the LLC’s creditors, (c) suffered the appointment of a receiver to take possession of all, or substantially all, of Seller’s or the LLC’s assets, which remains pending as of such time, (d) suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s or the LLC’s assets, which remains pending as of such time, (e) admitted in writing its inability to pay its debts as they come due, or (f) made an offer of settlement, extension or composition to its creditors generally.

5.1.3.  Seller and the LLC are not, and as of the Closing shall not be, a “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”) and any related regulations.

5.1.4.  Seller is acting as principal in this transaction with authority to close the transaction. This Agreement is the valid and legally binding obligation of Seller.

5.1.5  Seller owns its Membership Interest, which constitutes the sole membership interests in the LLC, and will convey it at Closing free and clear of any liens or encumbrances.

5.1.6  The LLC engages and has engaged in no business other than the ownership and operation of the Property, has and has had no ownership interest in any other person, and does not own, lease or have, and has not owned, leased or had any other property other than the Property; provided, however, that the foregoing does not extend to items of personalty which may have previously been owned or leased but were replaced, disposed, retired from service or are otherwise not presently owned or leased.

5.1.7  The LLC has no employees.

5.1.8  The organizational documents of the LLC, which have been or will be furnished to Purchaser in connection with its due diligence, are true, correct and complete copies of such documents.

5.1.9  Except as set forth in Exhibit 5.1.9 attached hereto, to the best of Seller’s knowledge Seller has received no written notice from any governmental authority of any condemnation proceeding pending or threatened which would have any materially adverse impact on the Property, its value or its operation.

5.1.10  Except as set forth in Exhibit 5.1.10, to the best of Seller’s knowledge Seller has received no written notice of the pendency of any litigation or similar proceeding, which would affect the Property, the Membership Interest or the LLC following Closing except for any matter fully insured against.

5.1.11  Except as set forth in Exhibit 5.1.11, to the best of Seller’s knowledge Seller has received no written notice from any governmental authority having jurisdiction that any physical condition exists with respect to the Property which is in violation of any applicable law, ordinance or regulation and which remains uncured.

5.1.12  Seller is not a person or entity described by Section 1 of the Executive Order (No. 13,224) Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, 66 Fed. Reg. 49,079 (September 24, 2001), and does not engage in any dealings or transactions, and is not otherwise associated, with any such persons or entities.

5.1.13  Except as and to the extent (a) reflected and reserved against in its trial balance sheet dated September 30, 2004 attached as Exhibit 5.1.13 or (b) incurred in the ordinary course of business after the date of such balance sheet and not material in amount, either individually or in the aggregate or (c) ordinary trade debt, the LLC does not have any liability or obligation, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, which, either individually or in the aggregate, is material to the condition (financial or otherwise) of the assets, properties, business or prospects of the LLC.

(b)    Neither the Seller nor the LLC shall have any liability with respect to a breach of the representations and warranties set forth above to the extent that Purchaser proceeds with the closing of the transaction contemplated hereby with actual knowledge of such breach or should have known of such breach, through the exercise of reasonable diligence prior to the Closing Date.

5.2.    Condition Precedent.It shall be a condition precedent to Purchaser’s obligation to purchase Membership Interest from Seller that all of Seller’s representations and warranties contained in or made pursuant to this Agreement shall have been true and correct in all material respects when made and remain true and correct in all material respects as of the Closing Date. At the Closing, Seller shall deliver to Purchaser a certificate certifying that each of Seller’s representations and warranties in this Agreement are true and correct as of the Closing Date. The representations and warranties of Seller set forth in this Agreement or any documents executed in connection herewith shall survive the Closing.

5.3.    By Purchaser.

(a) Purchaser represents and warrants to Seller that, except as otherwise disclosed to Seller.

5.3.1.  Purchaser is a Delaware limited partnership, duly organized, validly existing and in good standing under the laws of such State, is authorized to do business in the State of Maryland, has duly authorized the execution and performance of this Agreement, and such execution, delivery, and performance will not violate any material term of any of its constitutive documents.

5.3.2.  Purchaser has not, and as of the Closing Purchaser shall not have (a) made a general assignment for the benefit of creditors, (b) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Purchaser’s creditors, (c) suffered the appointment of a receiver to take possession of all, or substantially all, of Purchaser’s assets, which remains pending as of such time, (d) suffered the attachment or other judicial seizure of all, or substantially all, of Purchaser’s assets, which remains pending as of such time, (e) admitted in writing its inability to pay its debts as they come due, or (f) made an offer of settlement, extension or composition to its creditors generally.

5.3.3.  Purchaser is not, and as of the Closing shall not be, a “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”) and any related regulations.

5.3.4.  Purchaser is acting as principal in this transaction with authority to close the transaction. This Agreement is the valid and legally binding obligation of Purchaser.

5.3.5.  By the Approval Date, Purchaser shall have inspected the Property fully and completely to its satisfaction and at its expense and shall have ascertained to its satisfaction the extent to which the Property complies with applicable zoning, building, environmental, health and safety and all other laws, codes and regulations, including, without limitation, laws relating to the presence of lead based paint and/or lead based paint hazards.

5.3.6.  By the Approval Date, Purchaser shall have reviewed the Leases, Contracts, expenses and other matters relating to the Property and, based upon its own investigations, inspections, tests and studies, determined whether to purchase the Membership Interest with the LLC’s rights and obligations under the Leases, Contracts and otherwise with respect to the Property.

5.3.7.  Unless otherwise disclosed to Seller in writing, neither Purchaser nor any affiliate of or principal in Purchaser is other than a citizen of, or partnership, corporation or other form of legal person domesticated in the United States of America.

5.3.8.  Purchaser shall not use the assets of an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and covered under Title I, Part 4 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended, in the performance or discharge of its obligations hereunder, including the acquisition of the Membership Interest. Purchaser shall not assign its interest hereunder to any person or entity which does not expressly make this covenant and warranty for the benefit of Seller.

5.3.9.  Purchaser is not a person or entity described by Section 1 of the Executive Order (No. 13,224) Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, 66 Fed. Reg. 49,079 (September 24, 2001), and does not engage in any dealings or transactions, and is not otherwise associated, with any such persons or entities.

(b)    Purchaser shall have no liability with respect to a breach of the representations and warranties set forth above to the extent that Seller proceeds with the closing of the transaction contemplated hereby with actual knowledge of such breach or should have known of such breach, through the exercise of reasonable diligence prior to the Closing Date.

5.4.    Condition Precedent. It shall be a condition precedent to Seller’s obligation to sell the Membership Interest to Purchaser that all of Purchaser’s representations and warranties contained in or made pursuant to this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date. At the Closing, Purchaser shall each deliver to Seller a certificate certifying that each of Purchaser’s representations and warranties in this Agreement is true and correct as of the Closing Date. The representations and warranties of Purchaser set forth in this Agreement or any documents executed in connection herewith shall survive the Closing.

5.5.    Mutual Representation.

(a)    Each of Seller and Purchaser represents to the other that it has had no dealings, negotiations, or consultations with any broker, representative, employee, agent or other intermediary except CB Richard Ellis in connection with the Agreement or the sale of the Property. Seller and Purchaser agree that each will indemnify, defend and hold the other free and harmless from the claims of any other broker(s), representative(s), employee(s), agent(s) or other intermediary(ies) claiming to have represented Seller or Purchaser, respectively, or otherwise to be entitled to compensation in connection with this Agreement or the sale of the Property.

(b)    Neither Seller nor Purchaser will knowingly take, or agree to or commit to take, any action that would make any representation or warranty made by such party inaccurate in any material respect at or prior to the Closing Date.

6.    Costs and Prorations.

6.1.    Purchaser’s Costs. Purchaser shall pay the following costs of closing this transaction:

6.1.1.  The fees and disbursements of its counsel, inspecting architect and engineer, if any;

6.1.2.  One-half (½) of any real estate transfer, stamp or documentary tax(es) and of any escrow fees and;

6.1.3.  One-half (½) of any sales or use taxes relating to the transfer of Personal Property to Purchaser;

6.1.4.  The cost of any owner’s title insurance polic(ies) issued in connection with this transaction, whether pursuant to the Title Commitment or otherwise;

6.1.5.  The cost of any title insurance and any cancellation charge(s) imposed by any title company in the event a title insurance policy is not issued, unless caused by default of Seller hereunder;

6.1.6.  The cost of the Survey;

6.1.7.  Any recording fees;

6.1.8.  Any other expense(s) incurred by Purchaser or its representative(s) in inspecting or evaluating the Property or closing this transaction; and

6.2.    Seller’s Costs. Seller shall pay the following costs of closing this transaction:

6.2.1.       The fees and disbursements of its counsel and other professionals, if any, assisting Seller with this transaction;

6.2.2.   One-half (½) of any real estate transfer, stamp or documentary taxes and of any escrow fees;

6.2.3.  One-half (½) of any sales or use taxes relating to the transfer of Personal Property to Purchaser;

6.2.4.  The broker’s fee to the extent any such fee is payable pursuant to the separate agreement with CB Richard Ellis.

6.3.    Prorations. Collected rents and any other amounts (including, without limitation, payment of base rent, ground rent, parking income and reimbursements of Property operating costs) paid by tenants applicable to the month in which the Date of Closing occurs shall be prorated as of the Date of Closing and be adjusted against the Purchase Price on the basis of a schedule (the “Rent Schedule”) which shall be prepared by Seller and delivered to Purchaser in connection with Closing. The Rent Schedule shall set forth (i) rents and other amounts payable applicable to the month in which the Date of Closing occurs, (ii) rents and other amounts collected by Seller applicable to the month in which the Date of Closing occurs, and (iii) rents and other amounts due but uncollected and applicable to the month in which the Date of Closing occurs (the latter unpaid obligations being referred to herein as the “Current Delinquencies”), as well as rental and other payment delinquencies (excluding those applicable to the month in which the Date of Closing occurs) which are owed to the LLC but uncollected as of the Date of Closing (“Delinquencies”). Purchaser shall receive a credit against the Purchase Price for any cash security and other deposits with respect to the Leases, which deposits are held by the Seller or the LLC and are not turned over to Purchaser, and have not been applied or forfeited as of Date of Closing.

In the event that any security deposits are in the form of letters of credit or other financial instruments, Seller or the LLC will, at Closing, assign its interest in such letters of credit or financial instruments to Purchaser, and, following Closing, Seller will cooperate with Purchaser, at no cost to Seller, in order to cause Purchaser to be named as beneficiary under such letters of credit and other financial instruments to be assigned to Purchaser, and Purchaser shall not receive a credit against the Purchase Price for such security deposits.

6.3.1.  Vault charges, sewer charges, utility charges and operating expenses actually paid or payable as of the Date of Closing shall be prorated as of the Date of Closing and adjusted against the Purchase Price, provided that within sixty (60) days after the Closing, Purchaser and Seller shall make a further adjustment for such charges which may have accrued or been incurred prior to the Date of Closing, but not collected or paid at that date. All prorations shall be made on a 365 day calendar year basis, using actual number of days in the month.

6.3.2.  Payments made by tenants which are in the nature of reimbursements for Property operating costs which are prorated as provided above shall not be subject to reproration or adjustment at the time of reconciliation provided for in the subject Lease(s).

6.4.    Taxes. Real estate taxes, personal property taxes, special assessments (and installments thereof) and other governmental taxes and charges relating to the Property, including annual or periodic permit fees, (collectively, “Taxes”) payable during the year in which Closing occurs shall be prorated as of the Date of Closing and adjusted against the Purchase Price in accordance with local custom in Montgomery County, Maryland. If Closing occurs before the actual Taxes payable during such year are known, the proration of Taxes shall be upon the basis of Taxes for the Property payable during the immediately preceding year; provided, however, that if the Taxes payable during the year in which Closing occurs are thereafter determined to be more or less than the Taxes payable during the preceding year (after any appeal of the assessed valuation thereof is concluded), Seller and Purchaser promptly (but no later than June 30, 2005 except in the case of an ongoing tax protest), shall adjust the proration of Taxes and Seller or Purchaser, as the case may be, shall pay to the other any amount required as a result of such adjustment, and further provided that any reproration of real estate taxes shall take into account only increases in the tax rate or millage, i.e., any portion of any real estate tax increase attributable to an increase in assessed value shall not be taken into account. This covenant shall not merge with the deed delivered hereunder but shall survive the Closing.

6.5.    In General.

(a)    Any other costs or charges of closing this transaction not specifically mentioned in this Agreement shall be paid and adjusted in accordance with local custom in Montgomery County, Maryland.

(b)  (i) Notwithstanding its purchase of the Membership Interest and thereby its acquisition of ownership of the LLC, Purchaser shall be responsible for arranging for its own insurance as of the Closing Date; (ii) utilities, including telephone, electricity, water and gas, shall be read as close to the Closing Date as possible and Purchaser with cooperation from the Manager, if necessary, shall be responsible for all the necessary actions needed to arrange for utilities to be transferred to the name of Purchaser on the Closing Date, including the posting of any required deposits (it being understood, however, that Seller shall be entitled to a credit at the Closing for any utility deposits which the LLC or its predecessors have made prior to the Closing Date, to the extent the same are transferred to Purchaser, and Seller shall be entitled to recover and retain from the providers of such utilities any refunds or overpayments to the extent applicable to the period prior to and including the Closing Date, and any utility deposits for which it does not receive a credit hereunder); and (iii) on the Closing Date, the Property will not be subject to any financing obtained by the LLC or its predecessors unless Purchaser has expressly agreed to assume such financing. Accordingly, there will be no prorations for insurance, utilities (except to the extent provided above for utility deposits), payroll or debt service. In the event a meter reading is unavailable for any particular utility or is read on a date other than the Closing Date, such utility shall be prorated in the manner provided in Section 6.6.

6.6.    Purpose and Intent. Except as expressly provided herein, the purpose and intent of the provisions of this Agreement relating to prorations, adjustments and apportionments is that Seller shall bear all expenses of ownership and operation of the LLC and the Property and shall receive all income therefrom accruing through midnight at the end of the day preceding the Closing Date, and Purchaser shall bear all such expenses and receive all such income accruing thereafter. This provision shall survive Closing.

6.7.    Closing Adjustment. Seller and Purchaser shall jointly prepare Closing adjustments on the basis set out above, and shall endeavor to deliver such computation to Escrow Agent at least one (1) business day prior to Closing.

6.8.    Post-Closing Reconciliation. If any of the aforesaid prorations cannot be calculated accurately as of the Closing Date, then they shall be calculated as soon after the Closing Date as feasible, but in any event no later than thirty (30) days following Closing. Notwithstanding any provision contained in this Agreement to the contrary, after the expiration of said period, no further adjustments, credits or prorations shall be made or allocated between the parties under this Agreement for any of the items listed in this Section 6, except for any Delinquencies due to Seller or the LLC, pass through of operating expenses and tenant reconciliations, and reproration of Taxes.

6.9.    Post-Closing Collections. Purchaser shall use commercially reasonable and diligent efforts during the sixty (60) day period immediately following the Date of Closing to collect Current Delinquencies and Delinquencies. Amounts collected from tenants who or which, as of the Date of Closing, were obligors with respect to Current Delinquencies and/or Delinquencies shall be applied first to satisfy such tenants’ obligations for the payment period during which collection occurred, second to satisfy Current Delinquencies, third to satisfy Delinquencies, and the balance to satisfy any other rental obligations of such tenants to Purchaser. Amounts collected and applicable to satisfy Current Delinquencies shall be paid promptly to Seller to the extent of Seller’s prorata entitlement thereto, and amounts collected and applicable to satisfy Delinquencies shall be promptly paid to Seller.

At the end of the sixty (60) day period following the Date of Closing, Purchaser shall prepare and deliver to Seller a statement (“Collection Statement”) identifying all payments collected during such sixty (60) days from tenants who were listed on the Rent Schedule prepared and delivered pursuant to Section 6.3 hereof as obligors on Current Delinquencies or Delinquencies. If any uncollected Current Delinquencies or then unsatisfied Delinquencies exist, Purchaser hereby agrees to assign to Seller any and all rights afforded the obligee with respect thereto (with respect to Current Delinquencies, to the extent of Seller’s prorata entitlement thereto), whereupon Seller shall be entitled to take such steps, including the right to file suit in the name of the LLC but only for monetary damages, as Seller in its sole and absolute discretion deems necessary or appropriate to collect such sums, excepting only the right to dispossess any tenant still in possession of its further right to occupy the premises demised to it. Such assignment shall be effective automatically, without the need for execution or delivery of any instrument of assignment. Upon request of Seller, however, Purchaser shall execute and deliver to Seller such instrument(s) as Seller may reasonably request to confirm such assignment. Purchaser shall, at no cost to Purchaser, cooperate with Seller in any manner reasonably requested by Seller in connection with any such collection effort.

Purchaser shall keep and maintain at all times full and accurate books of account and records adequate to reflect correctly total rental and other payments collected under each of the Leases, and all such books and records shall be kept and shall be available to Seller for at lease one year after the Date of Closing. Seller shall have the right to inspect, copy and audit such books of account and records at Seller’s expense, during reasonable business hours, and upon reasonable notice to Purchaser, whether such books and records are in the possession of Purchaser or any agent of Purchaser for the purpose of verifying the accuracy of the Collection Statement and the rental and any other payments collected by Purchaser, which were earned during Seller’s ownership period, and which should have been paid to Seller pursuant to this Section 6.9.

The provisions of this Section 6.9 shall survive Closing.

6.10.    Other Items. All cash in any operating, reserve or other property accounts on the Closing Date shall belong to Seller.

6.11.    Indemnity Against Certain Pre-Existing and Undisclosed Liabilities of LLC. Effective as of Closing, Seller agrees to indemnify and hold harmless Purchaser and its heirs, successors, representatives and assigns from and against all loss, cost, damage, expense, claims and causes of action arising in respect of any liability or obligation of the LLC which arose or accrued prior to Closing and (i) which was not disclosed to or known by Purchaser as of Closing, and (ii) which is of a nature or type such that, had Purchaser purchased the Property instead of the Membership Interest, Purchaser would not have incurred such loss, cost, damage, expense, claims and causes of action. This provision shall survive Closing.

7.    Damage, Destruction or Condemnation.

7.1.    Material Event. If, prior to Closing, there is damage to or destruction of the Buildings reasonably estimated to cost in excess of One Million Dollars to repair or replace, or such number of the parking spaces on the Property as to result in a deficiency either under local law or the terms of the Leases, or all access to the Property, is or are taken under power of eminent domain (any of the foregoing, a “Material Event”), Purchaser may elect to terminate this Agreement by giving written notice of its election to Seller within ten (10) business days after receiving notice of such destruction or taking. If Purchaser does not give such written notice within such period, this transaction shall be consummated on the date and at the Purchase Price provided for in Section 1, and Seller shall assign to Purchaser (i) its interest in the physical damage proceeds of any insurance policies payable to Seller or the LLC, and the proceeds of rent loss insurance, but only to the extent available for loss of rental income attributable to periods after Closing or (ii) Seller’s or the LLC’s portion of any condemnation award, as applicable, in both cases, up to the amount of the Purchase Price, and including any rights of Seller or the LLC to prosecute, settle, compromise, or appeal such payments, and, if an insured casualty, pay to Purchaser the amount of any deductible not previously paid by Seller or the LLC, but not to exceed the amount of the loss. It is acknowledged that notwithstanding the sale of the Membership Interest, any right to insurance not specifically assigned is reserved to Seller and is not included in the sale.

7.2.    Immaterial Event. If, prior to Closing, there is damage or destruction to the Buildings or a taking, but such is not a Material Event, Purchaser shall close this transaction on the date and at the Purchase Price agreed upon in Section 1, and Seller shall assign to Purchaser (i) its interest in the physical damage proceeds of any insurance policies payable to Seller or the LLC, and the proceeds or rent loss insurance, but only to the extent available for loss of rental income attributable to periods after Closing or (ii) Seller’s or the LLC’s portion of any condemnation award, as applicable, in both cases, up to the amount of the Purchase Price, and including any rights of Seller or the LLC to prosecute, settle, compromise, or appeal such payments, and, if an insured casualty, pay to Purchaser the amount of any deductible not previously paid by Seller or the LLC, but not to exceed the amount of the loss. It is acknowledged that notwithstanding the sale of the Membership Interest, any right to insurance not specifically assigned is reserved to Seller and is not included in the sale.

7.3.    Cooperation. Seller and Purchaser, as may be appropriate, shall cooperate in prosecuting, settling, and compromising any such condemnation award and insurance claim.

7.4.    Termination and Return of Deposit. If Purchaser elects to terminate this Agreement pursuant to this Section 7, and if Purchaser is not, on the date of such election, in default of its obligation to have closed under this Agreement, Seller shall promptly direct the Title Company to return the Deposit to Purchaser.

8.    Notices. Any notice required or permitted to be given hereunder shall be in writing and shall be deemed to be given when hand delivered or one (1) business day after pickup by Emery Air Freight, Airborne, Federal Express, UPS overnight, or similar overnight express service, or on the date when delivered by facsimile transmission with written acknowledgment of receipt, in any case addressed to the parties at their respective addresses referenced below:

If to Seller:	c/o UBS Realty Investors LLC
242 Trumbull Street
Hartford, CT 06103-1212

Attention: General Counsel
Phone: 860-616-9158
Fax: 860-616-9004

With a copy to:	Paul M. Canning, Executive Director
UBS Realty Investors LLC
242 Trumbull Street
Hartford, CT 061031212

Phone: 860-616-9032
Fax: 860-616-9010

With a copy to:	Kroll, McNamara, Evans & Delehanty, LLP
29 South Main Street
West Hartford, CT 06107
Attention: Garrett Delehanty, Esq.

Phone: 860-761-1122
Fax: 860-561-7075

If to Purchaser:	Caplease, LP
110 Maiden Lane, 36th Floor
New York, New York

Attention: Michael Heneghan

Phone: (212) 217-6300
Fax: (212) 217-6301

With copy to:	Dechert LLP
4000 Bell Atlantic Tower
1717 Arch Street
Philadelphia, Pennsylvania 19103-2793
Attention: Helene S. Jaron

Phone: (215) 994-4000
Fax: (215) 994-2222

With a copy to
Escrow Agent:	Chicago Title Insurance Company
2001 Bryan Street, Suite 1700
Dallas, Texas 75201
attention: Ellen Schwab
Phone: (214) 965-1670
Fax: (214) 965-1627

or, in each case, to such other address as either party may from time to time designate by giving notice in writing to the other party. Notice hereunder may be given by counsel acting on behalf of either party. Telephone numbers are for informational purposes only. Effective notice will be deemed given only as provided above.

9.    Closing and Escrow.

9.1.    Escrow Instructions. Upon execution of this Agreement, the parties shall deliver an executed counterpart of this Agreement to the Title Company to serve as the instructions to the Title Company as the Escrow Agent for consummation of the transaction contemplated herein, and Title Company shall execute this Agreement to acknowledge acceptance of the escrow. Seller and Purchaser shall execute such additional and supplementary escrow instructions as may be appropriate to enable the Title Company to comply with the terms of this Agreement, provided, however, that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall prevail.

9.2.   Duties of Escrow Agent.

(a)  Escrow Agent is acting solely as a stakeholder under the Section 9.2. Escrow Agent’s duties shall be determined solely by the express provisions hereof and are purely ministerial in nature.

(b)  During the term of this Agreement, Escrow Agent shall hold and deliver the Deposit in accordance with the terms and provisions of this Agreement. Escrow Agent shall disburse the Deposit in strict accordance with the written instructions of the parties hereto.

(c)  If this Agreement is terminated by the mutual written agreement of Seller and Purchaser, or if Escrow Agent is unable at any time to determine to whom the Deposit should be delivered, or if a dispute develops between Seller and Purchaser concerning the proper disposition of the Deposit, then Escrow Agent shall deliver the Deposit in accordance with the joint written instructions of the Seller and Purchaser. If written instructions are not received by Escrow Agent within ten (10) days after Escrow Agent has served a written request for instructions upon both Seller and Purchaser, the Escrow Agent shall have the right to pay the Deposit into any court of competent jurisdiction and to interplead Seller and Purchaser. Upon the filing of the interpleader action, Escrow Agent shall be discharged from any further obligations in connection with this Agreement.

(d)  If costs or expenses are incurred by Escrow Agent because of litigation or a dispute between Seller and Purchaser, Seller and Purchaser shall each pay Escrow Agent one-half of Escrow Agent’s reasonable costs and expenses. Except for such costs and expenses, no fee or charge shall be due or payable to Escrow Agent for its services under this Agreement.

(e)  Escrow Agent undertakes only to perform the duties and obligations imposed upon it under the terms of this Agreement and does not undertake to perform any of the covenants, terms and provisions applicable to Seller and Purchaser.

(f)  Purchaser and Seller acknowledge and agree that Escrow Agent has assumed no liability except for negligence or willful misconduct; that Escrow Agent shall not be responsible for the validity, correctness or genuineness of any document or notice referred to under this Agreement; and that Escrow Agent may seek advice from its own counsel and shall be fully protected in any action taken by it in good faith in accordance with the opinion of its counsel.

(g)  The conditions to the Closing shall be the Escrow Agent’s receipt of funds and documents as described in this Section 9. Upon receipt of such funds and documents, Escrow Agent shall deliver the items as described in this Agreement.

(h)  The funds required from Purchaser and all acts and documents required of Purchaser or Seller in order to close the escrow pursuant hereto shall be deposited with Escrow Agent on the business day prior to the Closing Date, shall be performed no later than 10:00 a.m. (Eastern Time) on the Closing Date, and shall be available for immediate distribution at Closing.

9.3.   Seller’s Deliveries.

(a)    Seller shall deliver or cause to be delivered, either at the Closing through the Title Company or by making available at the Property, as appropriate, the following items and original documents, each executed and, if required, acknowledged, as appropriate:

9.3.1.  An assignment of membership interest, in the form attached hereto as Exhibit 9.3.1 (the “Assignment of Membership Interest”).

9.3.2.   (i) The Leases and any new leases entered into pursuant to Section 4.4; (ii) the Rent Schedule, including a listing of any tenant security and other deposits and prepaid rents held by Seller with respect to the Property;

9.3.3.   Copies of all Contracts which Purchaser has elected to assume or which are not terminable by the LLC on or before the Date of Closing;

9.3.4.  To the extent available, Contracts and building plans and specifications relating to the Property which are in Seller’s or the LLC’s possession. All other books and records requested by Purchaser will be provided at Seller’s sole discretion and at Purchaser’s sole cost. These materials may be delivered at the Property.

9.3.5.  An affidavit pursuant to the Foreign Investment and Real Property Tax Act in the form attached hereto as Exhibit 9.3.5.

9.3.6.  A corporate or other appropriate authorization as required by the Title Company.

9.3.7.  Any Tenant Estoppel Certificates which are available and have not been previously provided to Purchaser.

9.3.8.  Transfer tax declaration(s) in the form required by applicable governmental authorities.

9.3.9.  The Closing Statement.

9.3.10.  Such other documents as may be reasonably required by the Title Company or as may be agreed upon by Seller and Purchaser to consummate the transaction.

9.3.11 The certificate required pursuant to Section 5.2.

9.4.   Purchaser’s Deliveries. At Closing, Purchaser shall (i) pay Seller the Purchase Price through the Escrow Agent and provide any instruments required by the Title Company; and (ii) execute and deliver to Seller the certificate required pursuant to Section 5.4, the assignment referred to in Sections 9.3.1, the ERISA certificate attached hereto as Exhibit 9.4., and the Closing Statement. Purchaser shall also deliver to Seller evidence reasonably satisfactory to Seller that Purchaser has arranged its own agent for service of process for the LLC and, concurrently with Closing, has made the requisite filing with the Secretary of State of Delaware to designate such agent.

9.5.   Mutual Obligations. Seller and Purchaser shall each deposit such other instruments as are reasonably required (i) to confirm their respective authority to close this transaction, (ii) by Escrow Agent, or (iii) otherwise to consummate the sale and acquisition of the Membership Interest in accordance with the terms hereof (provided that in no event shall any such documents increase the liability of Purchaser or Seller). To the extent applicable to a sale of the sole membership in a limited liability company, Seller and Purchaser hereby designate Escrow Agent as the “Reporting Person” for the transaction pursuant to Section 6045(e) of the Internal Revenue Code and the regulations promulgated thereunder and agree to execute such documentation as is reasonably necessary to effectuate such designation.

9.6.   Possession. Purchaser shall be entitled to possession of the Property owned by the LLC upon conclusion of the Closing, subject to the rights of tenants and matters of record.

9.7.   Insurance. Seller may terminate its or the LLC’s policies of insurance as of noon on the Date of Closing and Purchaser shall be responsible for obtaining its own insurance effective as of the Date of Closing.

9.8.   Utility Service and Deposits. To the extent any utility account is in Seller’s or the LLC’s name, Seller shall be entitled to the return of any deposit(s) posted by it or the LLC with any utility company and Purchaser shall notify each utility company serving the Property to terminate the existing account, effective at noon on the Date of Closing, such notice to be in the form of Exhibit 9.8 attached hereto and establishing its own account.

9.9.   Notice Letters. Subsequent to Closing, Seller shall execute and provide to Purchaser, to the extent provided to it by Purchaser for signature, copies of form letters to tenants and to service, maintenance, supply and other contractors serving the Property, advising them of the sale of the Membership Interest to Purchaser and directing to Purchaser all rents and bills for the services and supplies, respectively, provided to the Property on and after the Date of Closing.

10.   Breach; Default; Failure of Condition.

10.1.   Purchaser Default. If Purchaser shall breach or default under this Agreement and, with respect to breaches or defaults for which a cure period is applicable, fail to cure such breach or default within such cure period, Seller may terminate this Agreement, the Deposit shall be retained by Seller as liquidated damages, and both parties shall be relieved of and released from any further liability hereunder except for Purchaser’s Indemnity Obligations set forth in Sections 3.1.2 and 3.6 hereof. Seller and Purchaser agree that the Deposit is a fair and reasonable amount to be retained by Seller as agreed and liquidated damages in light of Seller’s removal of the Membership Interest and the Property from the market and the costs incurred by Seller and shall not constitute a penalty or a forfeiture.

10.2.   Seller Default. If Seller shall refuse or fail to convey the Membership Interest as herein provided for any reason other than (i) a breach or default by Purchaser under this Agreement and the expiration of the cure period, if any, provided under Section 11.6 hereof, or (ii) any other provision of this Agreement which permits Seller to terminate this Agreement or otherwise relieves Seller of the obligation to convey the Membership Interest, Purchaser shall elect as its sole remedy hereunder either to terminate the Agreement and recover the Deposit, together with its actual out of pocket costs and expenses to third parties incurred in connection with its due diligence up to a maximum amount of $50,000.00, or to enforce the Seller’s obligations to convey the Membership Interest in accordance with this Agreement, provided that no action in specific performance shall seek to require the Seller to do any of the following: (a) change the condition of the Property or restore the same after any fire or other casualty; (b) subject to Sections 3.2 and 10.3 hereof, expend money or post a bond to remove a title encumbrance or defect or correct any matter shown on a survey of the Property; or (c) secure any permit, approval, or consent with respect to the Property or Seller’s conveyance of the Membership Interest.

10.3.   Failure of Condition. If prior to Closing Seller discloses to Purchaser or Purchaser discovers that (i) title to the Property is subject to defects, limitations or encumbrances other than Permitted Encumbrances, or (ii) any representation or warranty of Seller contained in this Agreement is or, as of the Date of Closing, will be untrue, then Purchaser shall promptly give Seller written notice of its objection, if any, thereto. In such event, Seller may elect to postpone the Closing for up to thirty (30) days and attempt to cure such objection, provided that Purchaser may not object to the state of title of the Property on the basis of any Permitted Encumbrance(s).

10.3.1.  Seller shall have no obligation to cure any objection. If Purchaser fails to waive an objection within five (5) days after notice from Seller that Seller will not cure the objection, this Agreement shall terminate automatically and Seller shall promptly direct the Title Company to return the Deposit to Purchaser, provided that Purchaser shall not then be in breach or default hereunder, and neither party shall have any liability to the other except for Purchaser’s obligations set forth in Section 3.1.2 and 3.6 hereof. For the purposes of this Agreement, any title defect, limitation or encumbrance other than a Permitted Encumbrance shall be deemed cured if Title Company or another title insurance company reasonably acceptable to Purchaser and authorized to do business in Maryland, agrees to issue an ALTA owner’s title insurance policy to Purchaser in the amount of the Purchase Price, which policy(ies) takes no exception for such defect, limitation or encumbrance and is issued for no additional premium or for an additional premium if Seller agrees to pay such additional premium upon Closing.

11.   Miscellaneous.

11.1.   Entire Agreement. This Agreement, together with the Exhibits attached hereto, all of which are incorporated by reference, is the entire agreement between the parties with respect to the subject matter hereof, and no alteration, modification or interpretation hereof shall be binding unless in writing and signed by both parties. The parties are not bound by any agreements, understandings, provisions, conditions, representations or warranties (whether written or oral and whether made by Seller or any agent, employee or principal of seller or any other party) other than as are expressly set forth and stipulated in this Agreement.

11.2.   Severability. If any provision of this Agreement or application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

11.3.   Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Maryland.

11.4.   Assignability. Purchaser shall not assign this Agreement without first obtaining Seller’s written consent. Any assignment in contravention of this provision shall be void. No assignment, whether or not permitted, shall release the Purchaser herein named from any obligation or liability under this Agreement. The Purchaser and any permitted assignee shall be jointly and severally liable for all such obligations and liabilities. Any permitted assignee shall be deemed to have made any and all representations and warranties made by Purchaser hereunder, as if the assignee were the original signatory hereto.

If Purchaser requests Seller’s consent to an assignment of this Agreement, Purchaser shall (i) notify Seller in writing of the proposed assignment; (ii) provide Seller with the name and address of the proposed assignee; (iii) provide Seller with financial information, including current financial statements, for the proposed assignee; and (iv) provide Seller with a copy of the proposed instrument of assignment.

Any transfer or assignment of any membership or other beneficial interest of Purchaser in excess of forty-nine percent (49%) shall be deemed an assignment within the meaning of this Section 11.4.

Notwithstanding the foregoing, Purchaser, upon prior written notice to Seller given not less than five (5) business days prior to the Date of Closing (which time period is agreed to be material and is required to permit Seller properly to prepare, execute and deliver the items required to be delivered by it pursuant to Section 9.3) which notice specifies the exact legal name, address and any other information necessary for the preparation of the closing documents to be delivered under this Agreement, may assign its rights and delegate is duties under this Agreement to an entity or person of which it, or an entity it controls, is manager, general partner or otherwise in a position of exclusive control, and in which it, or an entity or person it controls, has a material economic interest, provided each of the representations and warranties of Purchaser are true and correct for such assignee.

This provision shall survive Closing.

11.5.    Successors Bound. This Agreement shall be binding upon and inure to the benefit of Purchaser and Seller and their respective successors and permitted assigns.

11.6.    Right to Cure. Should either party be in material breach of or default under or otherwise fail to comply with any of the terms of this Agreement, except for Section 1.3.1. and except as otherwise provided in this Agreement, the complying party shall have the option to cancel this Agreement upon ten (10) days written notice to the other party of the alleged breach and failure by such other party to cure such breach within such ten (10) day period. The non-defaulting party shall promptly notify the defaulting party in writing of any alleged default upon obtaining knowledge thereof. The Date of Closing shall be extended to the extent necessary to afford the defaulting party the full ten (10) day period within which to cure such default; provided, however, that the failure or refusal by a party to perform on the scheduled Date of Closing (except in respect of a Pending Default by the other party) shall be deemed to be an immediate default without the necessity of notice; and provided further, that if the Date of Closing shall have been once extended as a result of default by a party, such party shall be not be entitled to any further notice or cure rights with respect to that or any other default. For purposes of this Section 11.6, a “Pending Default” shall be a default for which (i) written notice was given by the non-defaulting party, and (ii) the cure period extends beyond the scheduled Date of Closing.

11.7.    Captions. The captions in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement or the scope or content of any of its provisions.

11.8.    Attorneys’ Fees. In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to recover from the other party reasonable attorneys’ fees and costs actually incurred.

11.9.    No Partnership. Nothing contained in this Agreement shall be construed to create a partnership or joint venture between the parties or their successors or assigns.

11.10.   Time of Essence. Time is of the essence for all purposes of this Agreement.

11.11.   Counterparts. This Agreement may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument. Each counterpart may be delivered by facsimile transmission. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto.

11.12.   Recordation. Neither this Agreement nor any memorandum or notice hereof shall be recorded. Purchaser shall (i) not to file any notice of pendency or other instrument against the Property or any portion thereof in connection herewith and (ii) indemnify Seller against all liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred by Seller by reason of the filing by Purchaser or its agent of any such memorandum, notice or other instrument.

11.13.   Proper Execution. The submission by Seller to Purchaser of this Agreement in unsigned form shall be deemed to be a submission solely for Purchaser’s consideration and not for acceptance and execution. Such submission shall have no binding force and effect, shall not constitute an option, and shall not confer any rights upon Purchaser or impose any obligations upon Seller irrespective of any reliance thereon, change of position or partial performance. The submission by Seller of this Agreement for execution by Purchaser and the actual execution and delivery thereof by Purchaser to Seller shall similarly have no binding force and effect on Seller unless and until Seller shall have executed this Agreement and the Deposit shall have been received by the Title Company and a counterpart thereof shall have been delivered to Purchaser.

11.14.   Tax Protest. If, as a result of any tax protest or otherwise, any refund or reduction of any real property or other tax or assessment relating to the Property during the period for which, under the terms of this Agreement, Seller is responsible, Seller shall be entitled to receive or retain such refund or the benefit of such reduction, less equitable prorated costs of collection.

11.15.   Best Knowledge; Received Written Notice. Whenever a representation, warranty or other statement is made in this Agreement or in any document or instrument to be delivered at Closing pursuant to this Agreement, on the basis of the best of knowledge of Seller, or is qualified by Seller having received written notice, such representation, warranty or other statement is made with the exclusion of any facts disclosed to or otherwise known by Purchaser, and is made solely on the basis of the current, conscious, and actual, as distinguished from implied, imputed and constructive, knowledge on the date that such representation or warranty is made, without inquiry or investigation or duty thereof, of Steven Jacob or Steven Olstein, (the officer(s) of UBS Realty Investors LLC, Seller’s investment advisor and the LLC’s manager, having responsibility for the management of the Property), without attribution to such specific officers of facts and matters otherwise within the personal knowledge of any other officers or employees of Seller or third parties, including but not limited to tenants and property managers of the Property, and excluding, whether or not actually known by such specific officers, any matter known to Purchaser or its agents at the time of Closing. So qualifying Seller’s knowledge shall in no event give rise to any personal liability on the part of such named individuals or any other officer or employee of Seller, the LLC or UBS Realty Investors LLC.

11.16.   Survival and Limitation.

(a)    Any action, suit or proceeding brought by Purchaser against Seller under this Agreement or under any documents executed and delivered in connection herewith shall be commenced and served, if at all, on or before the date which is six (6) months after the date of Closing and, if not commenced and served on or before such date, thereafter shall be void and of no force or effect.

(b)    The aggregate liability of the Seller with respect to all claims under this Agreement shall not exceed Two Hundred Fifty Thousand Dollars ($250,000), and in no event shall any liability arise in connection therewith unless and except to the extent that the direct damages to Purchaser by reason of all such claims, collectively, exceed $10,000. In no event shall Seller be liable to Purchaser for any consequential, exemplary, or punitive damages in respect of any such claims. Without limiting the specificity of the foregoing, Seller’s liability shall be strictly limited to its interest in the LLC and the proceeds of the sale thereof.

11.17.   Committee Approval. [intentionally omitted]

11.18.   Time to Execute and Deliver. This Agreement shall be voidable at Seller’s election if one fully executed copy is not received by Seller, along with confirmation that the Deposit has been received by the Title Company, on or before 5:00 p.m. Eastern Time on October 27, 2004.

11.19.   Date of Agreement. All references to the date of this Agreement mean the date upon which both Seller and Purchaser have executed this Agreement.

11.20.   Date of Performance. If the date of performance of any obligation or the expiration of any time period provided herein should fall on a Saturday, Sunday or legal holiday, then said obligation shall be due and owing, and said time period shall expire, on the first day thereafter which is not a Saturday, Sunday or legal holiday. Any reference in this Agreement to a “business day” shall mean any day of the week other than a Saturday, Sunday or legal holiday. Except as may otherwise be set forth herein, any performance provided for herein shall be timely made if completed not later than 5:00 p.m. (Eastern Time.) on the day of performance.

11.21.   Waiver. Excuse or waiver of the performance by the other party of any obligation under this Agreement shall only be effective if evidenced by a written statement signed by the party so excusing or waiving. No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by Seller or Purchaser of the breach of any covenant of this Agreement shall be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement. All of the provisions of this Section 11 shall survive the Closing, or in the event that the Closing does not occur, any termination or cancellation of this Agreement.

11.22.   Interpretation. The caption of the Sections of this Agreement are for convenience only and shall not govern or influence the interpretation hereof. This Agreement is the result of negotiations between the parties who are experienced in sophisticated and complex matters similar to the transaction contemplated by this Agreement and is entered into by both parties in reliance upon the economic and legal bargains contained herein and shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party which prepared the Agreement, the relative bargaining powers of the parties or the domicile of any party. Seller and Purchaser are each represented by legal counsel competent of advising them of their obligations and liabilities hereunder.

11.23.   Public Disclosure. Following Closing, Purchaser and Seller shall have the right to announce the acquisition and sale of the Membership Interest in the media (including “tombstones”), provided that (i) Purchaser shall consult with Seller with respect to any such notice or publication and implement any comments or objections of Seller, and (ii) the Purchase Price is not disclosed and neither party discloses the name of the other party, directly or indirectly. Seller may also publicize the sale of the Property in the ordinary course of its business. The provisions of this Section shall survive Closing.

Purchaser shall not publicly disclose the terms of this transaction without the prior written consent of the Seller, except as may be required by law or as required to enforce the terms and provisions hereof.

11.24.   Governmental Approvals. Nothing in this Agreement shall be construed as authorizing Purchaser to apply for a zoning change, variance, subdivision map, lot line adjustment, or other discretionary governmental act, approval or permit with respect to the Property prior to Closing, and Purchaser shall not do so without the prior written approval of Seller, which approval may be withheld in Seller’s sole and absolute discretion. Purchaser also agrees not to submit any reports, studies or other documents, including without limitation, plans and specifications, impact statements for water, sewage, drainage or traffic, environmental review forms, or energy conservation checklists to any governmental agency, or any amendment or modification to any such instruments or documents prior to Closing, unless first approved in writing by Seller, which approval Seller may withhold in its sole, absolute discretion, provided, however, that Purchaser shall have the right without the consent of Seller to request a zoning confirmation letter or certificate from the City of Silver Spring, Maryland. Purchaser’s obligation to purchase the Property shall not be subject to or conditioned upon Purchaser obtaining any variance(s), zoning amendment, subdivision map, lot line adjustment or other discretionary governmental act, approval or permit.

11.25.   Purchaser Not a Successor of Seller. Purchase is not and shall not be deemed to be a successor to Seller. Purchaser is acquiring only the Property through acquisition of the Membership Interest and not an ongoing business enterprise.

11.26.   Termination.Upon termination of this Agreement in accordance with its terms (and not as a result of a default by either party), neither party shall have any further rights or obligations, except those rights and obligations arising under any sections of this Agreement which expressly survive termination of this Agreement. It is hereby agreed that, in addition to express statements of survivability, all references in this Agreement to Seller’s obligation to return the Deposit to Purchaser shall survive the termination of this Agreement.

[no further text; signatures follow]

IN WITNESS WHEREOF, Purchaser and Seller have executed and delivered this Agreement as of the date set forth above.

SELLER:	10720-10750-10770 COLUMBIA PIKE INVESTORS LLC

	By:	UBS Realty Investors LLC, its manager

	By:	/s/ Paul M. Canning
Printed Name: Paul M. Canning
Its: Executive Director

PURCHASER:	CAPLEASE, LP

	By:	/s/ Robert C. Blanz
Printed Name: Robert C. Blanz
Its: Senior Voce President

An original, fully executed copy of this Agreement, together with the Deposit, has been received by the Title Company this 26th day of October, 2004, and by execution hereof the Title Company hereby covenants and agrees to be bound by the terms of this Agreement and hereby covenants and agrees to enter into a designation agreement, if required.

Chicago Title Insurance Company

By:	/s/ Rebecca S. Conrad
Printed Name: Rebecca S. Conrad
Its: Commercial Counsel